EXHIBIT 4.13

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of July 7, 2004 (this “Supplemental Indenture”), among North America Packaging Corporation, a Delaware corporation (“NAMPAC”), North America Packaging of Puerto Rico, Inc., a Delaware corporation (“NAMPAC PR”), SC Plastics LLC, a Georgia limited liability company (“SC Plastics”), Armstrong Containers, Inc., a Delaware corporation (“Armstrong”) and, collectively with NAMPAC, NAMPAC PR and SC Plastics, the “Additional Parties”), BWAY Corporation, a Delaware corporation (“BWAY”), as issuer under the Indenture referred to below and as successor by merger to BWAY Manufacturing, Inc., a Delaware corporation, and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, BWAY and the Trustee are parties to an Indenture, dated as of November 27, 2002 (as heretofore amended and supplemented, the “Indenture”), providing for the issuance of the 10% Senior Subordinated Notes due 2010 of BWAY (the “Securities);

WHEREAS, BWAY and each Additional Party desires to cause each Additional Party to execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Parties shall guarantee payment of the Securities on the terms and conditions set forth therein and in Article Eleven of the Indenture;

WHEREAS, each Additional Party desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of each Additional Party is dependent on the financial performance and condition of BWAY;

WHEREAS, Section 9.01 of the Indenture provides that the Additional Parties, BWAY and the Trustee may execute and deliver this Supplemental Indenture without notice to or consent of any Holders of the Securities; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of each of each Additional Party and BWAY.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Parties, BWAY and the Trustee agree for the equal and ratable benefit of the Holders as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. Each Additional Party hereby agrees that it is a Guarantor on the terms and subject to the conditions set forth in Article Eleven of the Indenture and is bound by (and entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor. The Guarantee of each Additional Party is subject to the subordination provisions of the Indenture.

3. Termination, Release and Discharge. The Guarantee of each respective Additional Party shall terminate and be of no further force of effect, and such Additional Party shall be released and discharged from all other obligations in respect of its Guarantee, as and when provided in Sections 4.16 and 11.04 of the Indenture.

4. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

6. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

7. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

8. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

9. Severability. In case any provision in this supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10. Successors. All agreements of any of BWAY and the Additional Parties in this Supplemental Indenture shall bind it successors.

11. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

12. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Headings. The Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

14. The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Additional Parties and BWAY.

15. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

16. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by BWAY, the Additional Parties and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

NORTH AMERICA PACKAGING CORPORATION

BY:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice-President/ Treasurer

NORTH AMERICA PACKAGING OF PUETO RICO, INC.

BY:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice-President/ Treasurer

SC PLASTICS, LLC

BY:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice-President/ Treasurer

ARMSTRONG CONTAINERS, INC.

BY:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice-President/ Treasurer

BWAY CORPORATION

BY:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Chief Financial Officer and Vice-President of Administration

THE BANK OF NEW YORK, as Trustee

BY:	/s/ Robert A. Massimillo
Name:	Robert A. Massimillo
Title:	Vice President